           EXHIBIT 99.1

Tri-Valley Corporation Reports 50% Increase in Production Revenues in Second Quarter 2010

Total Revenues More Than Triple to $1.6 Million in 2Q 2010
Production Costs Decrease 61%
Conference Call Today at 4:30 p.m. Eastern Time

Bakersfield, CA, August 2, 2010 – Tri-Valley Corporation (NYSE Amex: TIV) today announced its financial results for the second quarter ended June 30, 2010.

Total revenues for the second quarter increased to $1.6 million from $0.5 million in the second quarter of 2009.  Oil and gas revenues grew 50% from the year ago level to $0.5 million, reflecting significantly higher production in the quarter and higher oil prices.  Second quarter production totaled 6,875 barrels of oil versus 3,816 barrels in the same period of 2009, an increase of 80%.  Total revenues also included a $1.1 million gain on the sale of assets during the quarter.  Production costs declined 61% from the second quarter of 2009 primarily due to reductions in contract labor, repairs, and transportation costs.

“We made great progress on several key initiatives during the quarter, increasing oil production and reducing production costs,” said Maston Cunningham, Tri-Valley’s President and CEO.  “During the quarter we completed the installation of artificial lift on the four remaining horizontal wells at the Pleasant Valley oil sands project in Oxnard, California, and we completed 30-day extended steam cycles on four of those wells.  In June, we reinitiated cyclic steaming at our Claflin project near Bakersfield.  Currently there are seven active production wells at the site.  The result of our efforts has been a 39% increase in total net production from the first quarter of 2010.”

“Turning to our mineral assets, during the second quarter, an independent consultant completed a Canadian National Instrument 43-101 style evaluation on our Select Resources subsidiary’s 30,000 acre Shorty Creek prospect in Alaska that indicates a potentially large porphyry copper, gold and molybdenum system which may cover an  area approximately eight miles in diameter.  Additionally, the Division of Geological & Geophysical Surveys (DGGS) of the Division of Natural Resources in the state of Alaska is completing a special project this summer to prepare a new geologic surface map covering a 150 square mile area that includes our Shorty Creek prospect.  We believe this newer surface mapping, combined with our previous data from the property, should enable a much higher quality and a more detailed interpretation of the geology and economic potential of the property,” continued Mr. Cunningham.

“In the months ahead, we will be initiating the drilling operations for a horizontal injector well at the Pleasant Valley site which will be used to evaluate the efficacy of Steam Assisted Gravity Drainage (SAGD) technology in significantly increasing oil recovery at the site.  To this end, we have successfully recruited a new senior operations engineer with Canadian oil sands SAGD experience for this drilling project and SAGD start-up.  The timing for drilling the new injection well is being dictated by completion of current cyclic steaming operations and heat dissipation in the reservoir to facilitate drilling.  We currently anticipate the initiation of SAGD operations to start late this fall or early winter with evaluation of the results in mid 2011.  At Claflin, we are working to complete the initial steam injection cycles on the remaining wells as quickly as possible, and plan to commence drilling new wells at Claflin as part of our 2010 financing program.

“We remain focused on our strategy to improve profitability by growing revenues through increased oil and gas production and to leverage this growth by controlling production costs and expenses.  We believe that our success, along with longer-term opportunities to realize value from our oil and mineral assets, should result in an enhanced valuation of Tri-Valley for our investors.  The team has executed well so far, and we look forward to our continued progress,” Mr. Cunningham concluded.

Second Quarter and First Six Months 2010 Financial Highlights

Second quarter revenues more than tripled from the same quarter of 2009 to $1.6 million.  Oil and gas production revenues grew 50% to $0.5 million.  The Company also recognized a $1.1 million gain on the sale of non-strategic assets in California.

In April, the Company executed a $5 million Securities Purchase Agreement for its common stock and warrants to raise capital to expand oil and gas production. The financing had an impact on costs and expenses in the second quarter.  Total costs and expenses were $5.8 million compared with $2.7 million in the second quarter last year.  Included in the current results were $3.3 million of non-recurring costs associated with the securities offering in April that included a non-cash warrant expense of $2.9 million and $0.4 million in investment advisory fees and legal costs.  With these costs, the Company reported a net loss of $4.2 million, or $(0.11) per share, in the second quarter of 2010 compared with a net loss of $2.2 million, or $(0.08) per share, in the same quarter of 2009.  Excluding gains on the sale of assets and financing and warrant expenses, net loss for the second quarter of 2010 was approximately $2.0 million compared with $2.2 million in the comparable quarter of 2009.

For the first six months of 2010, revenues totaled $2.6 million compared with $0.9 million a year ago.  Revenues from oil and gas production increased 49% to $0.9 million from $0.6 million, and production costs decreased by 50% to $0.5 million.  The net loss for the first half of 2010 was $6.4 million, or $(0.18) per share, compared with $5.3 million, or $(0.19) per share, in the comparable period in 2009.  Excluding gains on sale of assets and financing and warrant expenses, net loss for the first six months of 2010 was approximately $4.1 million versus $5.3 million in the prior year period.

 Conference Call

The company has scheduled a conference call to discuss its second quarter results and current business developments today, August 2, 2010 at 4:30 p.m. ET. To access the call, dial 877-941-8609.  To access the live webcast of the call, visit Tri-Valley’s website at www.tri-valleycorp.com.

An audio replay will be available for seven days following the call at 800-406-7325. The password required to access the replay is 4333057#. An archived webcast will also be available at www.tri-valleycorp.com.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California, and has two exploration-stage gold properties and a high grade calcium carbonate quarry in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol "TIV." Our company website, which includes all SEC filings, is www.tri-valleycorp.com.

Forward-looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in "Item IA. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition" contained in the company's Annual Report on Form 10-K for the year ended December 31, 2009.

TRI-VALLEY CORPORATION
CONSOLIDATED BALANCE SHEET

ASSETS
	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)

Current Assets
Cash	$ 1,692,028	$ 290,926
Accounts Receivable TVOG Production Accrual	890,505	33,623
Accounts Receivable - Trade	44,391	63,151
Prepaid Expenses	473,458	16,889
Accounts Receivable from Joint Venture Partners	646,314	1,432,785
Accounts Receivable - Other	114,518	25,717

Total Current Assets	3,861,214	1,863,091

Property and Equipment - Net
Proved Properties	25,265	25,265
Unproved Properties	1,693,296	1,551,998
Rig	1,093,829	1,132,847
Other Property and Equipment	4,472,761	5,470,295

Total Property and Equipment - Net	7,285,151	8,180,405

Other Assets
Deposits	365,919	172,913
Investments in Joint Venture Partnerships	23,284	17,400
Goodwill	212,414	212,414
Other	-	13,800

Total Other Assets	601,617	416,527

Total Assets	$ 11,747,982	$ 10,460,023

TRI-VALLEY CORPORATION
CONSOLIDATED BALANCE SHEET

LIABILITIES AND STOCKHOLDERS' EQUITY

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)

Current Liabilities
Notes Payable	$ 389,142	$ 439,482
Accounts Payable to Joint Venture Partners	-	-
Trade - Accounts Payable and Accrued Expenses	4,247,635	5,962,774
Non-Trade Accounts Payable	850,000	850,000

Total Current Liabilities	5,486,777	7,252,256

Non-Current Liabilities
Asset Retirement Obligation	366,423	351,013
Long-Term Portion of Notes Payable	1,298,565	1,395,649

Total Non-Current Liabilities	1,664,988	1,746,662

Total Liabilities	7,151,765	8,998,918

Stockholders' Equity
Common Stock, $.001 par value; 100,000,000 shares
authorized; 37,350,504* and 33,190,462 at June 30, 2010 and
December 31, 2009, respectively.	37,351	33,190
Less: Common Stock in Treasury, at cost; 120,025 shares	(38,370)	(13,370)
Capital in Excess of Par Value	56,977,612	51,469,228
Additional Paid in Capital - Warrants	4,017,703	-
Additional Paid in Capital - Stock Options	2,466,917	2,429,722
Accumulated Deficit	(58,864,996)	(52,457,665)

Total Stockholders' Equity	4,596,217	1,461,105

Total Liabilities and Stockholders' Equity	$ 11,747,982	$ 10,460,023

*As of June 30, 2010, the Company had received subscriptions to purchase an additional 94,790 shares, which had not been accepted because required subscription documents had not been received from the subscribers, and the necessary stock exchange approval has not been received.

TRI-VALLEY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2010	2009	2010	2009
Revenues
Sale of Oil and Gas	$ 465,216	$ 311,097	$ 920,989	$ 617,693
Gain on Sale of Asset	1,082,693	-	1,673,492	-
Partnership Income	7,810	-	7,810	30,033
Other Income	-	193,304	8,155	205,808
Interest Income	904	5,312	2,019	15,950

Total Revenue	$ 1,556,623	$ 509,713	$ 2,612,465	$ 869,484

Costs and Expenses
Production Costs	$ 247,177	$ 632,946	$ 532,554	$ 1,058,846
Mining Exploration Expenses	85,561	48,695	224,389	117,152
Depletion, Depreciation and Amortization	168,904	445,370	334,292	895,562
Bad Debt Expense	-	-	-	53,980
Interest Expense	33,250	63,590	55,860	97,746
General and Administrative	2,347,956	1,533,232	3,803,308	3,942,728
Warrant Expense	2,855,454	-	4,017,703	-
Stock Option Expense	24,278	-	51,690	-

Total Costs and Expenses	$ 5,762,580	$ 2,723,833	$ 9,019,796	$ 6,166,014

Loss Before Minority Interest	$(4,205,957)	$ (2,214,119)	$ (6,407,331)	$ (5,296,530)

Minority Interest	-	(24,831)	-	(53,402)

Net Loss	$(4,205,957)	$(2,189,288)	$ (6,407,331)	$(5,243,128)

Basic Net Loss Per Share:
Loss from Operations	$ (0.11)	$ (0.08)	$ (0.18)	$ (0.19)
Basic Loss Per Common Share	$ (0.11)	$ (0.08)	$ (0.18)	$ (0.19)

Weighted Average Number of Shares Outstanding	36,902,102	27,614,867	35,039,904	27,536,111

Weighted Potentially Dilutive Shares Outstanding	40,851,924	30,100,334	36,550,615	30,112,944

No dilution is reported since Net Income is a loss per ASC 260.

TRI-VALLEY CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Six Months Ended June 30,

	2010	2009

Cash Flows from Operating Activities:
Net Loss	$ (6,407,331)	$ (5,243,127)

Adjustments to Reconcile Net (Loss) to Net Cash
provided (used) by Operating Activities:
Depreciation, Depletion and Amortization	334,292	895,562
Impairment, Dry Hole and Other Disposals of Property	-
Minority Interest	-	(53,403)
Warrant Expense	4,017,703	-
Stock Options	51,690	272,233
Marketable Securities	-
(Gain) or Loss on Sale of Property	(1,673,492)	-
Bad Debt Expense	-	53,980
Director Compensation	95,400	-
Stock Warrants	-	-
Changes in Operating Capital:		-
(Increase) or Decrease in Total Accounts Receivable	(926,923)	769,468
(Increase) or Decrease in Total Other Assets	(641,659)	(308,087)
Increase or (Decrease) in Accounts Payable, Deferred Revenue
and Accrued Expenses	(1,715,139)	2,170,039
Increase or (Decrease) in Accounts Payable to Joint Venture Partners		-
and Related Parties	(5,072,307)	(912,173)
(Increase) or Decrease in Accounts Receivable from Joint Venture Partners	5,858,778	3,981,822
		-
Net Cash Provided/(Used) by Operating Activities	$ (6,078,988)	$ 1,626,314

Cash Flows from Investing Activities:
Proceeds from the Sale of Property	3,059,341	-
Capital Expenditures	(809,476)	(465,096)

Net Cash Provided/(Used) by Investing Activities:	$ 2,249,865	$ (465,096)

Cash Flows from Financing Activities:
Principal Payments on Long-Term Debt	(147,424)	(119,599)
Net Proceeds from Issuance of Warrants	-	-
Net Proceeds from the Issuance of Stock Options	2,200	-
Net Proceeds from the Issuance of Common Stock	5,400,450	19,301
Sale or (Purchase) of Treasury Stock	(25,000)

Net Cash Provided/(Used) by Financing Activities:	$ 5,230,226	$ (100,298)

Net Increase or (Decrease) in Cash and Cash Equivalents:	1,401,102	1,060,920
Cash and Cash Equivalents at Beginning of Period:	290,926	2,000,787

Cash and Cash Equivalents at End of Period:	$ 1,692,028	$ 3,061,707

Company Contacts: John Durbin (661) 864-0500 jdurbin@tri-valleycorp.com	Investor Contacts: Doug Sherk/Jenifer Kirtland EVC Group, Inc. (415) 896-6820 dsherk@evcgroup.com jkirtland@evcgroup.com	Media Contact: Chris Gale EVC Group, Inc. (646) 201-5431 cgale@evcgroup.com